Exhibit 23

Independent Auditors' Consent

The Audit Committee

Partners Trust Financial Group, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-87220) of Partners Trust Financial Group, Inc. of our report dated January 31, 2003, relating to the consolidated balance sheets of Partners Trust Financial Group, Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of Partners Trust Financial Group, Inc.

/s/ KPMG LLP

Albany, New York

March 10, 2003